Exhibit 99.1

Blue Ocean Acquisition Corp Announces the Separate Trading of its Class A Ordinary Shares and Redeemable Warrants, Commencing January 24, 2022

CHEVY CHASE, Md., January 21, 2022 /PRNewswire/ -- Blue Ocean Acquisition Corp (NASDAQ: BOCNU) (“Blue Ocean” or the “Company”) announced today that, commencing January 24, 2022, holders of the units (the “Units”) sold in the Company’s initial public offering (“IPO”) may elect to separately trade the Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), and redeemable warrants included in the Units. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant.  Each whole warrant entitles its holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.  Any Units not separated will continue to trade on the NASDAQ Global Market (“NASDAQ”) under the symbol “BOCNU”.  Any underlying Class A ordinary shares and warrants that are separated will trade on the NASDAQ under the symbols “BOCN” and “BOCNW,” respectively.  No fractional warrants will be issued upon separation of the Units, and only whole warrants will trade.  Holders of Units will need to have their brokers contact the Company’s transfer agent, Continental Stock Transfer & Trust Company, in order to separate the holders’ Units into Class A ordinary shares and warrants.

The Units were initially offered by the Company in an underwritten offering. Needham & Company acted as Sole Book-Running Manager for the offering.

A registration statement relating to the securities was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on December 2, 2021.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Blue Ocean Acquisition Corp

The Company is a blank-check company sponsored by an affiliate of North Base Media, a global venture-capital firm specialized in media and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Exhibit 99.1

Cautionary Note Concerning Forward-Looking Statements

This press release may include statements that constitute "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement as amended from time to time, and prospectus for the Company's offering filed with the SEC.   Such forward-looking statements include separate trading of the Company’s Class A ordinary shares and redeemable warrants.  The Company expressly disclaims any obligations or undertakings to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.